Exhibit 4.3

TAPTICA INTERNATIONAL LTD.

2017 EQUITY INCENTIVE PLAN

1.	Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility;

•	to provide incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Shares, Restricted Share Units, Performance Bonus Awards, Performance Units and Performance Shares.

2.	Definitions. As herein, the following definitions will apply:

(a)          “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)          “Affiliate” means any company or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c)          “Applicable Laws” means the requirements relating to the administration of equity-based awards under corporate and securities laws of Israel, the Code, any stock exchange or quotation system on which the Ordinary Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)          “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Shares, Restricted Share Units, Performance Bonus Awards, Performance Units or Performance Shares.

(e)          “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)          “Board” means the Board of Directors of the Company.

(g)          “Cause” means, unless otherwise defined by the Participant’s Award Agreement or contract of employment or service, any of the following: (i) the Participant’s theft, dishonesty, or falsification of any Participating Company documents or records; (ii) the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any action by the Participant which has a detrimental effect on a Participating Company’s reputation or business; (iv) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Participant of any employment or service agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; (vi) any breach by the Participant of his or her non-compete, non-solicitation and confidentiality obligations under any agreement signed between the Participant and the Company, either during the term of such agreement or following its termination; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(h)          “Change in Control” means the occurrence of any of the following events:

(i)            A change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the share capital of the Company that, together with the share capital held by such Person, constitutes more than fifty percent (50%) of the total voting power of the share capital of the Company; provided, however, that for purposes of this clause (i), (1) the acquisition of beneficial ownership of additional share capital by any one Person who is considered to beneficially own more than fifty percent (50%) of the total voting power of the share capital of the Company will not be considered a Change in Control; and (2) if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting share capital immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the share capital of the Company, such event shall not be considered a Change in Control under this clause (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more companies or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary companies or other business entities; or

(ii)           A change in the effective control of the Company, which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)          A change in the ownership of a substantial portion of the Company’s assets, which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), a transfer to an entity that is controlled, directly or indirectly, by the Company’s shareholders immediately after the transfer will not constitute a change in the ownership of a substantial portion of the Company’s assets; for purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;

(i)          “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j)          “Committee” means a committee of Directors appointed by the Board, in accordance with Section 4 hereof.

(k)          “Company” means Taptica International Ltd., an Israeli company, or any successor thereto.

(l)          “Consultant” means an advisor, engaged by the Company or an Affiliate to render services to such entity.

(m)         “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n)          “Director” means a member of the Board.

(o)          “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)         “Dividend Equivalent” means a credit, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(q)          “Employee” means any person, including officers and Directors, employed by the Company or any Affiliate of the Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(r)          “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(s)          “Fair Market Value” means, as of any date, the value of Ordinary Shares determined as follows:

(i)            If the Ordinary Shares are listed on any established stock exchange or a national market system, including without limitation the AIM Market of the London Stock Exchange, its Fair Market Value will be the closing sales price for the Ordinary Shares (or the mean of the closing bid and asked prices for the Ordinary Shares, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator deems reliable. If the relevant date does not fall on a day on which the Ordinary Shares have traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Ordinary Shares were so traded prior to the relevant date, or such other appropriate day as shall be determined by the Administrator, in its discretion;

(ii)           If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Ordinary Shares on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported by such source as the Administrator deems reliable; or

(iii)          In the absence of an established market for the Ordinary Shares, the Fair Market Value will be determined in good faith by the Administrator.

(t)           “Fiscal Year” means the fiscal year of the Company.

(u)          “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v)          ”Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w)         “Option” means an option granted pursuant to the Plan.

(x)          “Ordinary Shares” means the ordinary shares, par value NIS 0.01 per share, of  the Company.

(y)          “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z)          “Participant” means the holder of an outstanding Award.

(aa)        “Participating Company” means the Company or any Affiliate.

(bb)        “Performance Bonus Award” means a cash award set forth in Section 10.

(cc)        “Performance-Based Award” means any Award that are subject to the terms and conditions set forth in Section 11. All Performance-Based Awards are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code.

(dd)        “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (iv) on a per-share or per-capita basis, (v) against the performance of the Company as a whole or a segment of the Company (including, but not limited to, any combination of the Company and any subsidiary, division, joint venture, Affiliate and/or other segment) and/or (vi) on a pre-tax or after-tax basis.

(ee)        “Performance Period” means the time period determined by the Administrator in its sole discretion during which the performance objectives must be met.

(ff)          “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 9.

(gg)        “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 9.

(hh)        “Plan” means this Taptica International Ltd. 2017 Equity Incentive Plan.

(ii)          “Restricted Shares” means Shares issued pursuant to a Restricted Shares award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(jj)          “Restricted Share Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Share Unit represents an unfunded and unsecured obligation of the Company.

(kk)        “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(ll)          “Service Provider” means an Employee, Director or Consultant. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be a Service Provider and the effective date of such individual’s status as, or cessation of status as, a Service Provider. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(mm)      “Share” means an Ordinary Share, as adjusted in accordance with Section 14 of the Plan.

(nn)        “Subplan” means additional incentive compensation plans as may be established by the Board within the parameters and in accordance with the overall terms and provisions of the Plan as may be needed to facilitate local administration of the Plan in any jurisdiction in which the Company or an Affiliate operates and to conform the Plan to the legal requirements of any such jurisdiction or to allow for favorable tax treatment under any applicable provision of tax law.

(oo)        “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(pp)        “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (i) all federal, state, and local taxes that are required to be withheld by the Company or the employing Affiliate, (ii) the Participant’s and, to the extent required by the Company (or Affiliate), the Company’s (or Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares, and (iii) any other Company (or Affiliate) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares thereunder).

3.	Ordinary Shares Subject to the Plan.

(a)          Ordinary Shares Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 7,700,000 Shares. The Shares may be authorized, but unissued, or reacquired Ordinary Shares. Any Shares subject to an Award shall be counted against the numerical limits of this Section 3 as one (1) Share for every one (1) Share subject thereto. The Shares may be authorized, but unissued, or reacquired Ordinary Shares.

(b)          Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Shares, Restricted Share Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).

(c)          Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.	Administration of the Plan.

(a)          Procedure.

(i)            Administration. The Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws. The Administrator may, in its discretion and to the extent permitted by Applicable Laws, delegate to a Committee the authority to grant one or more Awards, without further approval of the Administrator, on such terms and conditions as the Administrator, in its discretion, deems appropriate. To the extent of any delegation by the Administrator, references to the Administrator in the Plan and any Award Agreement shall be deemed also to include reference to the applicable delegate(s).

(ii)           Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)          Delegation of Authority for Day-to-Day Administration; Authority of Executive Directors. Except to the extent prohibited by Applicable Laws, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time. Any executive director of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein.

(b)          Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)            to determine the Fair Market Value;

(ii)           to select the Service Providers to whom Awards may be granted hereunder;

(iii)          to determine the number of Shares to be covered by each Award granted hereunder;

(iv)          to approve forms of Award Agreements for use under the Plan;

(v)            to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions include, but are not limited to, the exercise price, the method of payment for Shares purchased under any Award, the method for satisfaction of any tax withholding obligation arising in connection with an Award, the vesting terms and time or times when Awards may be exercised (which may include the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service)), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine (including, without limitation, performance-based factors);

(vi)           to determine the terms and conditions of any Exchange Program and to institute an Exchange Program;

(vii)          to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)        to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or for qualifying for favorable tax treatment under applicable foreign laws;

(ix)          to modify or amend each Award, including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x)            to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16 of the Plan;

(xi)          to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator pursuant to such procedures as the Administrator may determine;

(xii)          to allow a Participant, in compliance with all Applicable Laws including, but not limited to, Section 409A, to defer the receipt of the payment of cash or the issuance of Shares that would otherwise be due to such Participant under an Award;

(xiii)        to determine (consistent with provisions of Applicable Laws) whether Awards will be settled in Shares, cash or in any combination thereof;

(xiv)        to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under a dealing code, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xv)          to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and

(xvi)         to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award deemed necessary or advisable for administering the Plan.

(c)           Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.

5.
Eligibility. Nonstatutory Options, Restricted Shares, Restricted Share Units, Performance Shares and Performance Units may be granted to Service Providers. Performance Bonus Awards may be granted only to Employees. Incentive Stock Options may be granted only to Employees of the Company or Parent or Subsidiary of the Company.

6.	Share Options.

(a)          Grant of Option. Subject to the terms and conditions of the Plan, Options may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. Subject to the terms and conditions of the Plan, the Administrator will have complete discretion to determine the number of Shares granted to any Service Provider. Each Option shall be evidenced by an Award Agreement (which may be in electronic form) that shall specify the exercise price, the expiration date of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions as the Administrator, in its discretion, shall determine.

(b)          Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant thereof. In the case of an Incentive Stock Option, the term will be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)          Option Exercise Price and Consideration.

(i)          Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)          In the case of an Incentive Stock Option:

(A)          granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)          granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)          In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)          Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)           Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)          Form of Consideration. The Administrator will, subject to the provisions of Applicable Laws, determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of, without limitation: (1) cash; (2) check; (3) other Shares, to the extent permitted by Applicable Laws, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (4) subject to the provisions of Applicable Laws, consideration received by the Company under a cashless exercise program (whether through a broker, net exercise program or otherwise) implemented by the Company in connection with the Plan; (5) by reduction in the amount of any Company liability to the Participant; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; (7) by net exercise; or (8) any combination of the foregoing methods of payment.

(d)          Exercise of Option.

(i)            Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)           Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability or as a result of a termination for Cause, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for thirty (30) days following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)          Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)          Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)           Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s status as a Service Provider is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination as a Service Provider.

(e)          Incentive Stock Options. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. If the Code is amended to provide for a different limitation from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. Further, if for any reason an Option (or portion thereof) designated as an Incentive Stock Option shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonstatutory Stock Option granted under the Plan. For purposes of this Section 6(e), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(f)          Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6(d) is prevented by the provisions of Section 22 below, the Option shall remain exercisable until thirty (30) days (or such longer period of time as determined by the Administrator, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement.

7.	Restricted Shares.

(a)          Grant of Restricted Shares. Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Shares to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)          Restricted Shares Agreement. Each Award of Restricted Shares will be evidenced by an Award Agreement (which may be in electronic form) that will specify any vesting conditions, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. For purposes of clarity, an Award of Restricted Shares may be granted without vesting conditions or other restrictions. The Company may elect to cause Restricted Shares to be held through an escrow agent designated by the Company until the restrictions on such Shares, if any, have lapsed.

(c)          Transferability. Except as provided in this Section 7, Section 13 or the Award Agreement, Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable vesting period (if any).

(d)          Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Restricted Shares as it may deem advisable or appropriate.

(i)            The Administrator may set restrictions based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(ii)           For purposes of qualifying grants of Restricted Stock as ”performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

(e)          Removal of Restrictions. Except as otherwise provided in this Section 7, Shares covered by each Restricted Shares grant made under the Plan will be released from escrow (or from other applicable restrictions hereunder) as soon as practicable after the last day of the vesting period or at such other time as the Administrator may determine. The Administrator may, in its discretion, reduce or waive any vesting criteria and may accelerate the time at which any restrictions will lapse or be removed. The Administrator, in its discretion, may establish procedures regarding the release of Shares from escrow, as necessary or appropriate to minimize administrative burdens on the Company.

(f)          Voting Rights. During the vesting period, Service Providers holding Restricted Shares granted hereunder may exercise full voting rights (either directly or by way of pass-through voting arrangements with the escrow agent holding the Shares) with respect to those Shares, unless the Administrator determines otherwise.

(g)          Dividends and Other Distributions. During the vesting period, Participants holding Restricted Shares will be entitled to receive all dividends and other distributions paid with respect to such Shares (either directly or by way of pass-through arrangements with the escrow agent holding the Shares), unless the Administrator provides otherwise. Any such dividends or distributions shall be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid, unless otherwise provided in the Award Agreement.

(h)          Return of Restricted Shares to Company. On the date set forth in the Award Agreement, the Restricted Shares for which restrictions have not lapsed must be transferred by the holder thereof to the Company and, subject to Section 3, again will become available for grant under the Plan.

(i)          Minimum Consideration. Upon any issuance of Restricted Shares hereunder, the person to whom the Shares are issued must pay to the Company in cash an amount equal to the aggregate par value of the Shares being issued.

8.	Restricted Share Units.

(a)          Grant. Subject to the terms and conditions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Share Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)          Award Agreement. Each Award of Restricted Share Units will be evidenced by an Award Agreement (which may be in electronic form) that will specify any vesting conditions, the number of Restricted Share Units granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)          Vesting Criteria and Other Terms. The Administrator will set vesting criteria (if any) in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Share Units that will be paid out to the Participant.

(i)          The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service)), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(ii)          For purposes of qualifying grants of Restricted Share Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Restricted Share Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Share Units under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

(d)          Earning Restricted Share Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Share Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed.

(e)          Form and Timing of Payment. Payment of earned Restricted Share Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement.

(f)          Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Share Units will be forfeited to the Company and, subject to Section 3, again will become available for grant under the Plan.

(g)          Voting Rights, Dividend Equivalents and Distributions. Participants shall have no voting rights with respect to Shares represented by Restricted Share Units until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Restricted Share Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares, which cash dividends have a record date prior to the date on which the Restricted Share Units held by such Participant are settled or forfeited. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Share Units as of the date of payment of such cash dividends on Shares. The number of additional Restricted Share Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of Shares represented by the Restricted Share Units previously credited to the Participant by (b) the Fair Market Value per Share on such date. Such additional Restricted Share Units shall be subject to the same terms and conditions, including but not limited to vesting conditions, and shall be settled in the same manner and at the same time as the Restricted Share Units originally subject to the Restricted Share Unit Award. Settlement of Dividend Equivalents, subject to the provisions of Applicable Laws, may be made in cash, Shares, or a combination thereof as determined by the Administrator. In the event of a dividend or distribution paid in Shares, or any other adjustment made upon a change in the capital structure of the Company as described in Section 14, appropriate adjustments shall be made in the Participant’s Restricted Share Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

9.	Performance Units and Performance Shares.

(a)          Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and/or Performance Shares granted to each Participant.

(b)          Award Agreement. Each Award of Performance Shares and Performance Units will be evidenced by an Award Agreement (which may be in electronic form) that will specify any vesting conditions, the number of Performance Shares or Performance Units, as applicable, granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)          Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(d)          Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) (if any) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, as applicable, that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units and Performance Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)          General Restrictions. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(f)          Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Shares and/or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Performance Shares and/or Performance Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Shares and/or Performance Units under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).

(g)          Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares, as applicable, will be entitled to receive a payout of the number of Performance Units or Performance Shares, as applicable, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.

(h)          Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units and Performance Shares will be made as soon as practicable after the expiration of the applicable Performance Period or as otherwise determined by the Administrator; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, in Shares or in a combination thereof.

(i)           Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares, as applicable, will be forfeited to the Company, and, subject to Section 3, again will be available for grant under the Plan.

(h)          Voting Rights, Dividend Equivalents and Distributions. Participants shall have no voting rights with respect to Shares represented by Performance Units and/or Performance Shares until the date of the issuance of such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Administrator, in its discretion, may provide in the Award Agreement evidencing any Award of Performance Shares that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the Performance Shares are settled or forfeited. Such Dividend Equivalents, if any, shall be accrued by crediting the Participant with additional whole Performance Shares as of the date of payment of such cash dividends on Shares. The number of additional Performance Units or Performance Shares, as applicable, (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of Shares represented by the Performance Shares previously credited to the Participant by

(b) the Fair Market Value per Share on such date. Such additional Performance Shares shall be subject to the same terms and conditions, including but not limited to vesting conditions, and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Performance Units or Performance Shares, as applicable, originally subject to the Award of Performance Units or Performance Shares, as applicable. For the avoidance of doubt, such additional Performance Shares will not be paid prior to the time that the original Award vests. Settlement of Dividend Equivalents may be made in cash, Shares, or a combination thereof as determined by the Administrator, and may be paid on the same basis as settlement of the related Performance Share. Dividend Equivalents shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 14 appropriate adjustments shall be made in the Participant’s Award of Performance Shares so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the Shares issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same vesting conditions as are applicable to the Award.

10.	Performance Bonus Awards.

(a)          Subject to the terms and conditions of the Plan, Performance Bonus Awards may be granted to Employees at any time and from time to time, as will be determined by the Administrator, in its sole discretion, in the form of a cash bonus payable upon the attainment of Performance Goals and/or other performance objectives that are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such Performance Bonus Award paid to an Employee who would be considered a “covered employee” within the meaning of Section 162(m) of the Code (hereinafter a “Covered Employee”) will be based upon objectively determinable bonus formulas established in accordance with Section 11.

(b)          Subject to the terms of the Plan, the Administrator will have complete discretion to determine the amount of the cash bonus that could be earned under a Performance Bonus Award.

11.	Terms and Conditions of Any Performance-Based Award.

(a)          Purpose. The purpose of this Section 11 is to provide the Administrator the ability to qualify Awards (other than Options) that are granted pursuant to the Plan as qualified performance-based compensation under Section 162(m) of the Code. If the Administrator, in its discretion, decides to grant a Performance-Based Award subject to Performance Goals to a Covered Employee, the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards to such Covered Employees that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 11.

(b)          Applicability. This Section 11 will apply to those Covered Employees which are selected by the Administrator to receive any Award subject to Performance Goals. The designation of a Covered Employee as being subject to Section 162(m) of the Code will not in any manner entitle the Covered Employee to receive an Award under the Plan. Moreover, designation of a Covered Employee subject to Section 162(m) of the Code for a particular Performance Period will not require designation of such Covered Employee in any subsequent Performance Period and designation of one Covered Employee will not require designation of any other Covered Employee in such period or in any other period.

(c)          Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the performance-based compensation requirements of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, no later than the Determination Date, the Administrator will, in writing, (a) designate one or more Participants who are Covered Employees, (b) select the Performance Goals applicable to the Performance Period, (c) establish the Performance Goals, and amounts or methods of computation of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goals and the amounts or methods of computation of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Covered Employee, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)          Payment of Performance Based Awards. Unless otherwise provided in the applicable Award Agreement, a Covered Employee must be employed by the Company or a Related Entity on the day a Performance-Based Award for such Performance Period is paid to the Covered Employee. Furthermore, a Covered Employee will be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, unless otherwise permitted by Section 162(m) of the Code and determined by the Administrator.

(e)          Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute qualified performance based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

12.	Leaves of Absence/Transfer Between Locations.

Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid personal leave of absence, such that vesting shall cease on the first day of any such unpaid personal leave of absence and shall only recommence upon return to active service. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company or any Affiliate. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.	Transferability of Awards.

Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant (or the Participant’s guardian or legal representative). If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14.	Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)          Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property, but excepting normal cash dividends), recapitalization, share split, reverse share split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award and the numerical Share limits in Section 3 of the Plan. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number. Any fractional share resulting from an adjustment pursuant to this Section 14(a) shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the shares subject to such Award.

(b)          Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option) or vested (with respect to an Award other than an Option), an Award will terminate immediately prior to the consummation of such proposed action.

(c)          Change in Control.

(i)            In the event of a merger of the Company with or into another company or other entity, or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph), including, without limitation, (i) that each Award be assumed or an equivalent option or right substituted by the successor company or an affiliate of the successor company, with appropriate adjustments as to the number and kind of shares and prices, (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; and (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control. In taking any of the actions permitted under this Section 14(c), the Administrator will not be required to treat all Awards similarly in the transaction.

(ii)           In the event that the successor company does not assume or substitute for the Award, then except as otherwise provided in any Award Agreement or as determined by the Administrator pursuant to Section 14(c)(i), any Award outstanding under the Plan immediately prior to the merger or Change in Control that is not assumed or substituted will be terminated or lapsed, as applicable, at the effective time of the merger or Change in Control. In such case, no Participant shall be entitled to receive any payments or any other rights with respect to any terminated or lapsed Options, Restricted Shares, Restricted Share Units, Performance Units or Performance Shares as of the effective time of the merger or Change in Control, except that, subject to the approval of the Administrator in its sole discretion, the holder of any terminated Option that is vested as of the effective time of the merger or Change in Control, shall be entitled to receive at the effective time of the merger or Change in Control a single sum payment equal to the excess, if any, of the transaction value of the Shares that are then covered by the Option over the aggregate exercise price under the applicable Award Agreement. If so determined by the Administrator the amount payable with respect to the termination of an outstanding vested Option pursuant to this section will be paid in cash, unless the parties to the merger or Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company) (subject to the provisions of Applicable Laws). For the avoidance of any doubt, any and all Restricted Share Units, Restricted Shares, Performance Units and Performance Shares that are vested as of the effective time of the merger or Change in Control shall not be deemed outstanding Awards under the Plan upon vesting, and shall entitle the Participants holding such vested Restricted Share Units, Restricted Shares, Performance Units and Performance Shares to the full right to dispose of, and exercise other ownership rights with respect to, the Shares underlying such vested Restricted Share Units, Restricted Shares, Performance Units and Performance Shares.

(iii)          For the purposes of this subsection (c), an Award will be considered assumed if, following the relevant Change in Control or merger the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Ordinary Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor company or its parent, the Administrator may, with the consent of the successor company, provide for the consideration to be received upon the exercise of an Option or upon the payout of a Restricted Share Unit or Performance Unit, for each Share subject to such Award, to be solely common stock of the successor company or its affiliate equal in fair market value to the per share consideration received by holders of Ordinary Shares in the merger or Change in Control.

(iv)          Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor company’s post-Change in Control or post-merger corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15.	Deferrals.

The Administrator, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator in its sole discretion and, unless otherwise expressly determined by the Administrator, shall comply with the requirements of Section 409A.

16.	Tax.

(a)          Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations.

(b)          Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Administrator in its discretion from time to time, these methods may include one or more of the following (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or remitted, (c) subject to the provisions of Applicable Laws, delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or remitted, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the Tax Obligations required to be withheld or remitted, (e) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the Tax Obligations, or (f) any other means which the Administrator, in its sole discretion, determines to both comply with Applicable Laws, and to be consistent with the purposes of the Plan. The amount of Tax Obligations will be deemed to include any amount that the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant or the Company, as applicable, with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld.

(c)          Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

17.	No Effect on Employment or Service.

Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.	Term of Plan.

The Plan will become effective upon its approval by the Company’s shareholders, and will continue in effect for a term of ten (10) years from its effective date unless terminated earlier under Section 19 of the Plan.

19.	Amendment and Termination of the Plan.

(a)          Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)          Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)          Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.	Severability.

If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

21.	Fractional Shares.

The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

22.	Conditions Upon Issuance of Shares.

(a)          Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be subject to all Applicable Laws, rule and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares will not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws, rules and regulations and any dealing code or similar policy adopted by the Company from time to time, and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)          Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c)          Tax Consequences. Any and all tax consequences arising from the grant, exercise, transfer, or sale of, or otherwise relating to, an Award or from the payment for or holding or sale or other disposition of Shares covered thereby or from any other event or act under the Plan shall be borne solely by the Participant.

23.	Inability to Obtain Authority.

The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any Applicable Laws, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

24.	Rules Particular to Specific Countries.

Notwithstanding anything herein to the contrary, to the extent determined by the Board, the terms and conditions of the Plan shall be adjusted with respect to a particular country or other jurisdiction by means of a Subplan to the Plan in the form of an appendix, and to the extent that the terms and conditions set forth in the Subplan conflict with any provisions of the Plan, the provisions of the Subplan shall govern. Terms and conditions set forth in the Subplan shall apply only to Awards granted to Participants under the jurisdiction of the specific country that is subject of the Subplan and shall not apply to any other Awards.

25.	Governing Law.

Except insofar as other laws are expressly stated to be applicable to any provisions of this Plan or any Subplan, all determinations made and actions taken pursuant to the Plan and any Subplan shall be governed by and construed in accordance with the laws of the State of Israel. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

26.	Forfeiture Events.

To the extent applicable, Awards shall be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Administrator may also require the application of this Section with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.

Amendment No. 1 to Taptica International Ltd.
2017 Equity Incentive Plan
Dated April 15, 2019

Effective as of April 15, 2019, the Taptica International Ltd. 2017 Equity Incentive Plan (the “Plan”) is hereby amended as follows (the “Amendment”):

1.          The first sentence of Section 1.3 of the Plan, shall be amended as follows:

“Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 16,529,699 ~~7,700,000~~ Shares.”

2.          Except as explicitly amended by this Amendment, all other terms of the Plan shall remain in full force and effect.

Amendment No. 2 to Tremor International Ltd. (fka Taptica International Ltd.)
2017 Equity Incentive Plan
Dated April 30, 2021

Effective as of April 30, 2021, the Tremor International Ltd. (fka Taptica International Ltd.) 2017 Equity Incentive Plan, as amended on April 15, 2019 (as amended, the “Plan”) is hereby amended as follows (the “Amendment”):

1.          The first sentence of Section 1.3 of the Plan, shall be amended as follows:

“Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 22,510,699 ~~16,529,699~~ Shares.”

2.          Except as explicitly amended by this Amendment, all other terms of the Plan shall remain in full force and effect.

Amendment No. 3 to Nexxen International Ltd. (fka Tremor International Ltd.)
2017 Equity Incentive Plan
Dated December 27, 2023

Effective as of December 27, 2023, the Nexxen International Ltd. (fka Tremor International Ltd.) 2017 Equity Incentive Plan, as amended on April 15, 2019 and April 30, 2021 (as amended, the “Plan”) is hereby amended as follows (the “Amendment”):

1.          The first sentence of Section 1.3 of the Plan, shall be amended as follows:

“Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 26,260,699 ~~22,510,699~~ Shares.”

2.          Except as explicitly amended by this Amendment, all other terms of the Plan shall remain in full force and effect.